Exhibit 10.59

ASSIGNMENT AND AMENDMENT TO COMMERCIAL LEASE AGREEMENT

This Assignment and Amendment to Commercial Lease Agreement (“Amendment”) is entered into as of June 5, 2020 (“Effective Date”) by and between Imperial Diversified Holdings, LLC, a California limited liability company (“Assignor”) , Valwood Group, LLC, a

Delaware limited liability company (“Assignee”) and Natural Plant Extract of California, Inc., a California corporation (“Tenant”). Assignee, Assignor and Tenant are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Assignor and Tenant, are parties to that certain Commercial Lease Agreement dated April 11, 2018 attached hereto as Exhibit A (the “Lease”) for the property commonly known as 11116 Wright Rd., Los Angeles, California 90262 (the “Premises”);

WHEREAS, Assignor now desires to assign all of its rights, title and interest in and to the Lease to Assignee (“Assignment”) effective as of the Effective Date; and

WHEREAS, Assignee desires to accept the assignment of the Lease and assume Assignor’s obligations thereunder.

WHEREAS, concurrently upon the Assignment, the Parties wish to enter into this Amendment to amend and restate new Lease terms between Assignee and Tenant.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, the adequacy of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.      As of the Effective Date, Assignor assigns, transfers and sets over to Assignee, its successors and assigns, forever, all rights, title and interests of Assignor in, to and under the Lease, including any security deposit, prepaid rent and other funds paid to Assignor as Landlord under the Lease by Tenant.

2.      As of the Effective Date, Assignee accepts the assignment of Assignor’s rights, title and interest in, to and under the Lease upon the terms and conditions herein set forth and hereby assumes and agrees to keep, perform, observe and be bound by all of the terms, covenants, conditions and provisions contained in the Lease on the part of Assignor under the Lease.

3.      Assignor and Assignee represent for the benefit of the other, as applicable, that (i) Assignee has the ability to assume all of Assignor’s obligations under the terms of the Lease, (ii) Assignor has not previously assigned the Lease or any financial interests in the Lease to any other party, (iii) the Premises have been delivered to Assignor and Assignor has accepted the same in its “AS-IS” condition as of the Effective Date, and (iv) all improvements required to be completed by Assignor under the Lease, if any, have been completed and no sums are due to Assignor including any tenant improvement allowance. All representations and certifications set forth in this Assignment will survive the Effective Date. Upon performance of the entirety of its obligations set forth hereunder, this Amendment will relieve Assignor of its obligations and liabilities under the Lease.

4.      Section 1.02 shall be amended to provide the following information for the Landlord:

Address: 3594 Via Zara, Fallbrook, CA 92028

Primary Contact: Paul Garrett

Telephone: (951) 255-2221

5.      Section 2.01 of the Lease shall be amended to revise the minimum monthly rent (“Minimum Rent”) as follows:

a.                  Commencing October 1, 2020, the amount of Minimum Rent Tenant shall pay shall be the amount of $11,000 per month plus 100% of all expenses on the Premises (including real estate taxes, building insurance, and maintenance and utilities).

b.                  Tenant’s monthly rent and expense obligations pursuant to Section 2.01, as amended, shall be offset by any payments received by Assignee from any other tenant subject to a written lease at the Premises.

6.      Section. 2.02 of the Lease (Security Deposit) shall be amended by deleting the text of such section and inserting “Reserved”. In connection with this Section 6, Assignor and Tenant represent that notwithstanding the current language of Section 2.02 of the Lease, no security deposit was every paid by Tenant or received by Assignor.

7.      Article 18 of the Lease (Right of First Refusal to Purchase) shall be amended by deleting such Article in its entirety.

8.      This Amendment is binding upon and inures to the benefit of Assignor, Assignee, Tenant and their respective successors and assigns.

9.      This Amendment may be executed in multiple counterparts, each of which shall constitute one and the same instrument. Each party is entitled to rely upon an electronically delivered counterpart of this Amendment executed by the other party with the same force and effect as if such electronic copy were an ink-signed original signed by the party sending such electronic copy and delivered to the other party. For purposes of this Paragraph 7, all references to the term “electronic copy” are deemed to include a document forwarded by telecopy transmission or a document forwarded by electronic mail as a Portable Document Format (Adobe Acrobat) (also known as a PDF) attachment to such electronic mail.

10.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Each Party hereby irrevocably and unconditionally submits to the personal jurisdiction of the federal and state courts located in San Diego County, California for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement.

11.  No provisions of this Amendment will be amended or modified by any party hereto except by an instrument signed by all Parties hereto.

12.  If any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

 [Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Assignment as of the date first written above.

ASSIGNOR:

IMPERIAL DIVERSIFIED HOLDINGS, LLC a California limited liability company

By:	/s/ Alan Tsai
Name: Its:	Alan Tsai Manager

By:	/s/ Robert Hymers III
Name: Its:	Robert Hymers III Manger

ASSIGNEE:

VALWOOD GROUP, LLC a Delaware limited liability company

By: RCI Valwood LLC, a Delaware limited liability company Its Manager
By:	Redhawk Communities, Inc., a California corporation Its: Manager

By:	/s/ Paul Garrett
Its:	Paul Garrett President

TENANT:

NATURAL PLANT EXTRACT OF CALIFORNIA, INC. a California corporation

By:	/s/ Alan Tsai
Name: Its:	Alan Tsai Manager